EXHIBIT 3.1

2017 AMENDED ARTICLES OF INCORPORATION
OF
THE DAVEY TREE EXPERT COMPANY
FIRST. The name of the Company is THE DAVEY TREE EXPERT COMPANY.
SECOND. The place in the State of Ohio where the principal office of the Company is located is the City of Kent, in Portage County.
THIRD. The purposes for which the Company is formed are:
(a)    To engage in all phases of the tree and lawn care business, including without limitation, the care, treatment, preservation, propagation, cultivation, planting, removal and sale of trees, plants, shrubs and vines, the practice of landscape architecture, the trimming of trees and other forms of line clearing, including right-of-way clearance for power and telephone companies or others, the publication of books, pamphlets, periodicals and other literature for free distribution or sale, the manufacturing, jobbing, buying and selling at wholesale or retail of any and all tools, materials, supplies, implements or equipment, the practice of forestry, the logging, sawing, milling, processing and marketing of forest products, the development of recreation areas and facilities and the acquisition, operation and sales of farms, manufacturing establishments and other enterprises;
(b)    To manufacture, to purchase, lease or otherwise acquire, to hold and use, to sell, lease or otherwise dispose of and to deal in or with personal property of any description and any interest therein;
(c)    To purchase, lease or otherwise acquire, to invest in, hold, use and encumber, to sell, lease, exchange, transfer or otherwise dispose of and to construct, develop, improve, equip, maintain and operate structures and real property of any description and any interest therein;
(d)    To borrow money, to issue, sell and pledge its notes, bonds and other evidence of indebtedness, to secure any of its obligations by mortgage, pledge or deed of trust of all or any of its property and to guarantee and secure obligations of any person, firm or corporation, all to the extent necessary, useful or conducive to carrying out any of the other purposes of the Company;
(e)    To invest its funds in any shares or other securities of another corporation, business or undertaking of a government, governmental authority or governmental subdivision; and
(f)    To do whatever is deemed necessary, useful or conducive to carrying out any of the purposes of the Company and to engage in any lawful activity for which corporations may be formed under the Ohio General Corporation Law.
FOURTH. The authorized number of shares of the Company is 52,000,000, consisting of 4,000,000 Preferred Shares, without par value (the "Preferred Shares"), and 48,000,000 Common Shares with par value of $1 each (the "Common Shares").
DIVISION A. Express Terms of Preferred Shares.
The Preferred Shares shall be issuable only to holders of Common Shares of the Company as a class, unless the holders of Common Shares as a class waive such right of issuance, and the Directors, without any further action by the shareholders, may, at any time and from time to time, adopt an amendment or amendments to the Articles of Incorporation of the Company in respect of any Preferred Shares which constitute unissued or treasury shares at the time of such adoption, for the purpose of dividing any or all of such Preferred Shares into such series as the Directors shall determine, each of which series shall bear such distinguishing designation as the Directors shall determine and within the limitations prescribed by the provisions of the Ohio General Corporation Law, fix the express terms of any such series of Preferred Shares, which may include statements specifying:
(a)    Dividend rights, which may be cumulative or non-cumulative, at a specified rate, amount or proportion, with or without further participation rights, and in preference to, junior to, or on a parity in whole or in part with dividend rights of shares of any other class or series;
(b)    Liquidation rights, preferences, and price;
(c)    Redemption rights and price or prices, if any;
(d)    Sinking fund requirements, if any, which may require the Company to provide a sinking fund out of earnings or otherwise for the purchase or redemption of such shares or for dividends thereon;
(e)    Conversion rights, if any, and the conversion rate or rates or price or prices and the adjustments thereof, if any, and all other terms and conditions upon which conversions may be made; and
(f)    Restrictions on the issuance of shares of any class or series of the Company.
DIVISION B. Express Terms of Common Shares.
The Common Shares shall be subject to the express terms of the Preferred Shares and any series thereof. Each Common Share shall be equal to every other common share. The holders of Common Shares shall be entitled to one vote for each share held by them upon all matters presented to the shareholders.
FIFTH. The Company, by action of its directors and without action by its shareholders, may purchase its own shares in accordance with the provisions of the Ohio General Corporation Law. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Company and at such prices as the directors may from time to time determine.
SIXTH.
(a)    When a shareholder, or, following the death of a shareholder, the shareholder’s estate or personal representative, proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (each, a "transfer"), Common Shares, other than transfers to a current Employee (as defined), the Company and the ESOT (as defined) shall have the right, at their option, to purchase all (but not less than all) of the Common Shares proposed to be transferred on the terms and conditions set forth in this Article SIXTH.
(b)     In the event of the death of a shareholder and the proposed transfer of the deceased shareholder's Common Shares to anyone other than a current Employee, the right of the Company and the ESOT to purchase the Common Shares may be exercised by written notice to the shareholder's estate or personal representative. The notice of exercise may be delivered at any time on or before the 60th day after the Company receives written notice of (i) the intent to transfer the deceased shareholder's Common Shares and (ii) the identity and address of the shareholder's estate or personal representative. Upon delivery of the notice of exercise on or before the 60th day and tender of the purchase price for the Common Shares by the Company, all rights of the shareholder's estate or personal representative in respect of the Common Shares shall cease, and the shareholder's estate or personal representative shall deliver to the Company any certificate or certificates representing the Common Shares. If the Company and the ESOT fail to deliver the notice of exercise on or before the 60th day, the shareholder's estate or personal representative can take and hold the Common Shares, subject to the restrictions set forth in this Article SIXTH.
(c)    In the event of a proposed transfer of Common Shares by a shareholder to anyone other than a current Employee, the right of the Company and the ESOT to purchase the Common Shares may be exercised at any time within 30 days after the certificate or certificates representing the Common Shares have been surrendered to the Company or its transfer agent for transfer (or if later, within 30 days following the end of the Company’s blackout period if the transfer is proposed during the Company’s blackout period). Upon delivery of the notice of exercise within the 30-day period and tender of the purchase price for the Common Shares by the Company, all rights of the former shareholder in respect of the Common Shares shall cease, and the Company may retain the certificate or certificates representing the Common Shares. If the Company and the ESOT fail to deliver the notice of exercise within the 30-day period, the shareholder may proceed with the proposed transfer, and the recipient can take and hold the Common Shares, subject to the restrictions set forth in this Article SIXTH.
(d)     In addition to and not in limitation of the other rights provided in this Article SIXTH, the Company and the ESOT shall have the right, at any time or times, and from time to time, at their option, to purchase any or all Common Shares held by any shareholder, other than (i) the ESOT, (ii) a former Employee who has Retired or (iii) a current Employee or Director. The Company and the ESOT may exercise their right to purchase Common Shares under this section at any time by delivering a written notice of exercise to the shareholder together with payment of the purchase price for the Common Shares. Upon delivery of the notice of exercise and tender of the purchase price for the Common Shares by the Company or the ESOT, all rights of the shareholder in respect of the Common Shares shall cease, and the shareholder shall deliver to the Company any certificate or certificates representing the Common Shares no later than the date specified in the notice of exercise.
(e)    In the event of the death of a shareholder who holds Common Shares subject to the repurchase option set forth in section (d), the right of the Company and the ESOT to purchase the Common Shares may be exercised at any time by delivering written notice to the shareholder's estate or personal representative together with payment of the purchase price for the Common Shares. Upon delivery of the notice of exercise and tender of the purchase price for the Common Shares by the Company or the ESOT, all rights of the shareholder's estate or personal representative in respect of the Common Shares shall cease, and the shareholder's estate or personal representative shall deliver to the Company any certificate or certificates representing the Common Shares no later than the date specified in the notice of exercise.
(f)     For purposes of this Article SIXTH, the following definitions apply:
(i)    "Director" means a director of the Company or a Subsidiary who is also not an Employee of the Company or a Subsidiary.
(ii)    "Employee" means a common law employee of the Company or of any Subsidiary.
(iii)     "ESOT" means the trust for the Company's Employee Stock Ownership Plan, or any replacement or substitute for that Plan, as amended from time to time.
(iv)    "Retired" or "Retirement" means the voluntary separation from employment with the Company or a Subsidiary, provided that, as of the date of separation, the Employee has attained the age of 62 years and has at least ten years of service with the Company or a Subsidiary.
(v)     "Subsidiary" means another entity which the Company owns, controls or manages, directly or indirectly through another subsidiary, more than 50% of the voting power or control.
(vi)    "Terminated" or "Termination" means any separation from employment with the Company or a Subsidiary, whether voluntary or involuntary, other than Retirement.
 (g)    The purchase price per Common Share purchased by the Company under this Article SIXTH shall be the most recent available valuation of the Common Shares conducted for the ESOT, provided that these valuations continue to be made at least once a year. If these valuations are no longer made or are made less frequently than once a year, the purchase price per Common Share shall be the fair market value per Common Share determined using another method established from time to time by the Company's Board of Directors.
(h)     Whenever both the Company and the ESOT desire to purchase Common Shares under this Article SIXTH, the Company shall have the first right to purchase the Common Shares, and the ESOT shall have the right to purchase any Common Shares not purchased by the Company.

(i)     All Common Shares shall bear a legend referring to the restrictions on transfer set forth in this Article SIXTH.
SEVENTH. These 2017 Amended Articles of Incorporation supersede the existing 2003 Amended Articles of Incorporation of the Company and all amendments thereto.